Exhibit 99.1

FOR IMMEDIATE RELEASE	April 30, 2010
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 7
Financial Analyst Contact: Jo Smith, (520) 884-3650
UNISOURCE ENERGY REPORTS FIRST QUARTER 2010 EARNINGS,
MAINTAINS 2010 EARNINGS GUIDANCE RANGE
•	UniSource Energy’s net income for the first quarter of 2010 was $20 million, or $0.52 per diluted share of common stock, compared with net income of $5.0 million, or $0.14 per diluted share, in the first quarter of 2009.

•	The improvement in 2010 first quarter earnings is due primarily to lower operations and maintenance (O&M) expense, lower depreciation expense and benefits from the operations of Unit 4 at Tucson Electric Power’s Springerville Generating Station.

•	UniSource Energy maintains its 2010 earnings estimate range of $2.75 — $3.00 per diluted share.
Tucson, Ariz. — UniSource Energy Corporation (NYSE: UNS) today reported first quarter 2010 net income of $20 million, or $0.52 per diluted share of common stock, compared with $5.0 million, or $0.14 per diluted share, in the same period last year.
UniSource Energy’s financial results primarily reflect those of its principal subsidiary, Tucson Electric Power (TEP), which reported income of $10 million in the first three months of 2010, compared with a net loss of $1 million in the same period last year. The increase is due primarily to a $9 million reduction in base O&M expense compared with the first quarter of 2009, when some of TEP’s key generating units were undergoing extensive maintenance.
For the full-year, UniSource Energy is maintaining its estimate of base O&M at approximately $275 million, which is unchanged from the level anticipated when 2010 guidance was issued in February 2010.
Overall kilowatt-hour (kWh) sales to TEP’s retail customers were unchanged from the first quarter of 2009. Increased usage by residential and mining customers was offset by lower consumption among TEP’s commercial and industrial customers.
“TEP’s sales benefited from a 3.8 percent increase in residential demand and increased activity by our mining customers,” said Paul Bonavia, Chairman, President and CEO of UniSource Energy. “Unemployment rates have leveled off and Tucson area home sales continued to rise during the first quarter of 2010. But lagging sales to TEP’s commercial and industrial customers indicate that our local economy remains sluggish.”
The December 2009 completion of Unit 4 at TEP’s Springerville Generating Station (SGS) contributed to a $4 million increase in first-quarter rents and fees from the operations of SGS Units 3 and 4. Salt River Project (SRP) owns the new unit, while Tri-State Generation and Transmission Association owns Unit 3. TEP operates all four units at the plant and also provided temporary transmission capacity to SRP during the first quarter, contributing to a $3.6 million increase in transmission revenues.
Seasonality of Earnings
The net income and results of operations of TEP as well as of UNS Gas and UNS Electric — operating subsidiaries of UniSource Energy Services (UES) — are seasonal in nature. TEP and UNS Electric typically record a majority of their net income during the second and third quarters, when hot weather contributes to higher energy consumption. TEP’s retail prices, which include higher rates for higher levels of energy use, also shift a larger share of the company’s earnings into those periods.

Energy demand from UNS Gas customers typically peaks during the winter. Accordingly, UNS Gas records the majority of its net income during the first and fourth quarters.
Tucson Electric Power
Retail kWh Sales
TEP’s total first-quarter retail kWh sales were similar to those from the first quarter of 2009. Residential kWh sales were up 3.8 percent; commercial sales were down 2.3 percent, industrial sales were down 3.2 percent and sales to mining customers were up 0.9 percent compared with the first quarter of 2009. Heating degree days in the first quarter of 2010 were 9 percent above the 10-year average, but the cooler weather had little impact on retail kWh sales.
Retail Revenues
Retail margin revenues increased $0.8 million, or less than 1 percent, in the first quarter of 2010 compared with the first quarter of 2009. That increase does not include a $5.6 million increase in customer surcharges used to fund renewable energy and energy efficiency programs or a $3.5 million increase in charges to cover fuel and purchased power costs.
Long-Term Wholesale Revenues
Long-term wholesale kWh sales increased 4.7 percent in the first three months of 2010 compared with the same period last year. Margin on long-term wholesale sales was $8.1 million, which represents an increase of $0.4 million compared with the first quarter of 2009. In the first quarter of 2010, TEP settled a dispute related to transactions in 2000 and 2001 with the California Power Exchange and recorded a pre-tax loss of $3.0 million for a provision for wholesale refunds.
Transmission Revenues
Revenues from the wholesale transmission of electricity increased $3.6 million compared with the first quarter of 2009. During the first quarter of 2010, TEP provided SRP with temporary transmission capacity for the output of SGS Unit 4 while repairs were being made to SRP’s equipment.
Other Operating Expenses
Lower plant maintenance and pension costs during the first quarter of 2010 contributed to a $9 million reduction in TEP’s base O&M expense compared with the same period last year. Base O&M excludes costs directly offset by customer surcharges and third-party reimbursements.
Depreciation expense decreased $2.7 million due primarily to new, lower depreciation rates for transmission assets and lower depreciation on Unit 4 at TEP’s H. Wilson Sundt Generating Station. Those savings were partially offset by depreciation related to new plant additions.

Benefits of SGS Units 3 and 4
TEP received benefits in the form of rental payments, operating and other fees related to SGS Units 3 and 4 of $7 million in the first quarter of 2010 compared with $3 million the same period last year. The increase is primarily due to the operation of Unit 4, which was completed in December 2009.
UNS Gas
UNS Gas reported net income of $5.8 million in the first quarter of 2010, compared with $4.9 million in first three months of 2009. The change is due primarily to a 12-percent increase in retail therm sales linked to colder winter weather. Higher therm sales led to a $1.5 million increase in retail margin revenues compared with the first quarter of 2009.
In March 2010, the Arizona Corporation Commission (ACC) approved a base rate increase for UNS Gas of $3.5 million, or 2 percent, to cover increases in capital and operating costs. The rate increase became effective on April 1, 2010.
UNS Electric
UNS Electric reported net income of $2.9 million in the first quarter of 2010, compared with $0.8 million in same period last year. The increase is due primarily to other income of $3 million related to a settlement with Arizona Public Service for refunds related to transactions with the California Power Exchange.
Higher kWh sales during the first quarter led to a $0.7 million increase in retail margin revenues. UNS Electric’s total retail kWh sales were 8.8 percent higher than during the same period of 2009. Industrial and mining sales were up a combined 36 percent, while residential sales increased 5.3 percent due primarily to colder winter weather.
In April 2009, UNS Electric filed a general rate case with the ACC requesting an average base rate increase of $13.5 million, or 7.4 percent, to cover its operating and capital costs. The ACC staff recommended a rate increase that would result in additional revenue of approximately $8 million. A hearing before an administrative law judge was completed in mid-February, and the ACC is expected to issue a final order in the next several months.

UniSource Energy Net Income and Earnings per Share Summary

	1st Quarter
Net Income	2010	2009
	-Millions-
Tucson Electric Power	$10.4	($0.6)
UNS Gas	5.8	4.9
UNS Electric	2.9	0.8
Other (1)	0.9	(0.2)

Net Income	$20.0	$4.9

Avg. Basic Shares Outstanding (millions)	36.1	35.7
Avg. Diluted Shares Outstanding (millions)	40.7	36.2

	1st Quarter
Earnings Per UniSource Energy Share	2010	2009

Tucson Electric Power	$0.29	($0.02)
UNS Gas	0.16	0.14
UNS Electric	0.08	0.02
Other (1)	0.02	0.00

Net Income per Basic Share	$0.55	$0.14

Net Income per Diluted Share (2)	$0.52	$0.14

(1)	Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. and UniSource Energy Development, wholly-owned subsidiaries of UniSource Energy.

(2)	For the three months ended March 31, 2009, 4 million potentially dilutive shares from the conversion of convertible senior notes, and after-tax interest expense of $1 million were not included in the computation of diluted EPS because to do so would be anti-dilutive.
UniSource Energy believes the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy’s reported earnings or losses.

Conference Call and Webcast
The company will host a conference call on Friday, April 30 at 12 p.m. EDT to discuss the financial results and outlook. To participate in the call, please dial in five to 10 minutes prior to the start.
Dial-in number: (877) 582-0446
Reference code: 70724356
The conference call also can be heard live on UniSource Energy’s website. The webcast can be accessed at uns.com and will be available for replay for seven days.
Replay number: (800) 642-1687
Reference code: 70724356
In conjunction with this earnings announcement, UniSource Energy has provided detailed information on its performance during the first quarter of 2010. These materials have been filed with the Securities and Exchange Commission and are also available at uns.com.
UniSource Energy is a Tucson, Arizona-based company with consolidated assets of approximately $3.6 billion. UniSource Energy’s primary subsidiaries include Tucson Electric Power, which serves more than 400,000 customers in southern Arizona, and UniSource Energy Services, provider of natural gas and electric service for about 236,000 customers in northern and southern Arizona. For more information about UniSource Energy and its subsidiaries, visit uns.com.
This release contains forward-looking information that involves risks and uncertainties, including factors that could affect UniSource Energy’s ability to reach the 2010 earnings guidance. These risks and uncertainties include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company’s pension and other postretirement benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP’s generating plants; and other factors listed in UniSource Energy’s Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2010 RESULTS

UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income	Three Months Ended
(in thousands of dollars, except per share amounts)	March 31,		Increase / (Decrease)
(UNAUDITED)	2010	2009	Amount	Percent
Operating Revenues
Electric Retail Sales	$204,746	$201,352	$3,394	1.7
Electric Wholesale Sales	36,145	35,295	850	2.4
California Power Exchange (CPX) Provision for Wholesale Refunds	(2,970)	—	(2,970)	N/M
Gas Revenue	55,781	58,303	(2,522)	(4.3)
Other Revenues	24,200	16,907	7,293	43.1

Total Operating Revenues	317,902	311,857	6,045	1.9

Operating Expenses
Fuel	60,448	54,817	5,631	10.3
Purchased Energy	81,886	76,695	5,191	6.8
Transmission	2,430	2,259	171	7.6
Increase (Decrease) to reflect PPFAC/PGA Recovery Treatment	(12,631)	6,702	(19,333)	N/M

Total Fuel and Purchased Energy	132,133	140,473	(8,340)	(5.9)
Other Operations and Maintenance	82,908	84,954	(2,046)	(2.4)
Depreciation	31,099	33,602	(2,503)	(7.4)
Amortization	6,572	7,073	(501)	(7.1)
Taxes Other Than Income Taxes	12,273	12,455	(182)	(1.5)

Total Operating Expenses	264,985	278,557	(13,572)	(4.9)

Operating Income	52,917	33,300	19,617	58.9

Other Income (Deductions)
Interest Income	1,927	2,098	(171)	(8.2)
Other Income	6,059	1,458	4,601	N/M
Other Expense	(844)	(1,484)	640	43.1

Total Other Income (Deductions)	7,142	2,072	5,070	N/M

Interest Expense
Long-Term Debt	15,240	14,644	596	4.1
Capital Leases	12,083	12,809	(726)	(5.7)
Other Interest Expense Net of Interest Capitalized	329	(256)	585	N/M

Total Interest Expense	27,652	27,197	455	1.7

Income Before Income Taxes	32,407	8,175	24,232	N/M
Income Tax Expense	12,435	3,256	9,179	N/M

Net Income	$19,972	$4,919	$15,053	N/M

Weighted-average Shares of Common Stock Outstanding (000)	36,052	35,665	387	1.1

Basic Earnings per Share	$0.55	$0.14	$0.41	N/M

Diluted Earnings per Share	$0.52	$0.14	$0.38	N/M

Dividends Declared per Share	$0.39	$0.29	$0.10	34.5

	Three Months Ended
Tucson Electric Power	March 31,		Increase / (Decrease)
Electric GWh Sales:	2010	2009	Amount	Percent
Retail Sales	1,929	1,929	0	0.0
Long-Term Wholesale Sales	288	275	13	4.7
N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2010 RESULTS
TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income (Loss)

	Three Months Ended
(in thousands of dollars)	March 31,		Increase / (Decrease)
(UNAUDITED)	2010	2009	Amount	Percent
Operating Revenues
Electric Retail Sales	$167,419	$157,764	$9,655	6.1
Electric Wholesale Sales	40,043	37,758	2,285	6.1
California Power Exchange (CPX) Provision for Wholesale Refunds	(2,970)	—	(2,970)	N/M
Other Revenues	25,667	17,752	7,915	44.6

Total Operating Revenues	230,159	213,274	16,885	7.9

Operating Expenses
Fuel	58,351	51,440	6,911	13.4
Purchased Energy	23,735	23,042	693	3.0
Transmission	796	548	248	45.3
Increase (Decrease) to reflect PPFAC Recovery Treatment	(3,118)	(368)	(2,750)	N/M

Total Fuel and Purchased Energy	79,764	74,662	5,102	6.8
Other Operations and Maintenance	72,023	74,734	(2,711)	(3.6)
Depreciation	24,077	26,757	(2,680)	(10.0)
Amortization	7,786	8,293	(507)	(6.1)
Taxes Other Than Income Taxes	10,006	10,256	(250)	(2.4)

Total Operating Expenses	193,656	194,702	(1,046)	(0.5)

Operating Income	36,503	18,572	17,931	96.5

Other Income (Deductions)
Interest Income	1,690	2,070	(380)	(18.4)
Other Income	1,199	1,331	(132)	(9.9)
Other Expense	(761)	(1,128)	367	32.5

Total Other Income (Deductions)	2,128	2,273	(145)	(6.4)

Interest Expense
Long-Term Debt	9,878	9,191	687	7.5
Capital Leases	12,081	12,805	(724)	(5.7)
Other Interest Expense Net of Interest Capitalized	(25)	(285)	260	91.2

Total Interest Expense	21,934	21,711	223	1.0

Income (Loss) Before Income Taxes	16,697	(866)	17,563	N/M
Income Tax Expense (Benefit)	6,348	(313)	6,661	N/M

Net Income (Loss)	$10,349	$(553)	$10,902	N/M

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.